Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated February 29, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Overseas Shipholding Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement and to the reference to us under the heading “Selected Financial Data” in the Annual Report on Form 10-K, which is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 14, 2012